Exhibit 99.1

OpGen Reports 2016 First Quarter Financial Results and Business Update

First quarter revenue increases 128% over prior year to $1.1 million

First U.S. citywide quantification of Superbug pathogens completed in District of Columbia

Announced pricing of $10.4 million private placement financing

Conference call begins at 4:30 p.m. Eastern time today

GAITHERSBURG, Md. (May 12, 2016) – OpGen, Inc. (NASDAQ: OPGN), a precision medicine company using molecular diagnostics and bioinformatics to combat infectious disease, today reported financial and operational results for the first quarter ended March 31, 2016.

Total revenue for the first quarter of 2016 was $1.1 million, compared with $0.5 million for the first quarter of 2015, a 128% increase. Revenue from product sales increased to $0.9 million compared with $0.2 million for the first quarter of 2015. The increase was attributable to sales of rapid pathogen ID molecular diagnostic products following the company’s acquisition of AdvanDx in July 2015 and Acuitas MDRO products and services.  Gross margin on product sales was 63.5% for the first quarter of 2016, compared with 37.3% in the first quarter of 2015. Total operating expenses for the first quarter of 2016 were $5.6 million compared with $3.0 million for the first quarter of 2015. The net loss available to common stockholders for the first quarter of 2016 was $4.5 million, or $0.36 per share, compared with a net loss available to common stockholders for the first quarter of 2015 of $2.8 million, or $5.61 per share. The company had cash and cash equivalents of $4.0 million as of March 31, 2016, compared with $7.8 million as of December 31, 2015.  Subsequent to the close of the quarter, OpGen entered into a securities purchase agreement related to a private placement financing with gross proceeds of approximately $10.4 million.

“During the first quarter of 2016 and recent weeks we made excellent progress in building and enhancing our growing portfolio of molecular information products and services,” said Evan Jones, chairman and chief executive officer of OpGen. “We achieved meaningful revenue growth from both product sales and laboratory services with the addition of the AdvanDx rapid diagnostic products and CLIA laboratory service revenues derived from clinical MDRO surveillance testing. Completing an important milestone and the first citywide quantification of multidrug-resistant organisms in the U.S, we successfully deployed our Acuitas Lighthouse MDRO management platform, including Lighthouse informatics, web portals, and Acuitas MDRO gene tests in a pilot study at 16 hospitals in the District of Columbia.”
Key developments from the first quarter of 2016 and recent weeks included:

•
Completed testing and reported results on more than 1,000 patient samples from 16 hospitals in the District of Columbia in conjunction with the DCHA (District of Columbia Hospital Association) program to track the threat of potentially lethal multidrug-resistant infections in Washington, D.C. - results support continued surveillance for Superbug pathogens including carbapenem-resistant enterobacteriaceae (CRE)

•
Completed phase 1 of a health outcomes initiative with a large integrated health network including retrospective analysis of over 3 million health records to demonstrate the scope and costs of MDROs to patients and healthcare providers and also to support the potential implementation of OpGen’s molecular information solutions

•	Entered into a securities purchase agreement to raise approximately $10.4 million, with the first closing expected to occur on Monday May 16, 2016
•	Previewed automated QuickFISH Digital Imager at the 26th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID)
•	Researchers presented two papers at ECCMID describing rapid test results with QuickFISH and its utility in antibiotic stewardship
•	Published analytical validation results for the Acuitas MDRO Gene Test in Clinical Chemistry and obtained Florida CLIA license
•	Added four highly-accomplished scientific professionals to the company’s clinical advisory board
•	Appointed Harry J. D’Andrea to the company’s board of directors

Mr. Tim Dec, the company’s chief financial officer added, “With continued progress developing and successfully deploying our molecular diagnostic and bioinformatics products and services, our growing revenue base and our recent equity offering we are continuing to build the foundation for a successful 2016 and beyond.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

Conference Call and Webcast

OpGen management will hold a conference call today beginning at 4:30 p.m. Eastern time to discuss first quarter financial results and other business activities.  The call can be accessed by dialing (888) 883-4599 (domestic) or (484) 653-6821 (international) and providing passcode 2703412.

A live webcast of the conference call can be accessed by visiting the Investor Relations section of the company’s website at http://ir.opgen.com.   A replay of the webcast will be available shortly after the conclusion of the call.

A telephone replay also will be available from 7:30 p.m. Eastern time May 12, 2016 through 11:50 p.m. Eastern time May 18, 2016 by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and providing passcode 2703412.

About MDROs

Multidrug-resistant organisms (MDROs) are common bacteria that have developed resistance to multiple classes of antibiotics. They are a leading cause of hospital-acquired infections and are associated with an increase in morbidity and mortality. Each year more than 2 million Americans acquire infections that are resistant to antibiotics and about 23,000 people die from them. The annual cost of treating these infections is estimated to be between $20 billion to $35 billion. Asymptomatic carriers are at a higher risk of an MDRO infection and become reservoirs for transmission to other patients in health care systems if not accurately identified early. Since there are many types of antibiotic-resistant organisms, and the way they cause disease is dictated by their genetics, knowing the exact genetic profile of these organisms is a key step to preventing their ability to infect.

About OpGen

OpGen, Inc. is developing and deploying precision medicine tools to combat infectious disease in  healthcare settings worldwide, helping clinicians improve patient outcomes by providing more rapid information about life-threatening infections and decreasing the spread of infections caused by multidrug-resistant microorganisms.  OpGen offers a full portfolio of in vitro diagnostic products and clinical laboratory services that employ state-of-the-art molecular diagnostics and bioinformatics.  Its QuickFISH® products are a suite of FDA-cleared and CE-marked diagnostics used to rapidly detect pathogens in positive blood cultures.  Clinical laboratory services utilize the Acuitas® MDRO products, including the MDRO Gene Test, the Resistome Test, microbial Whole Genome Sequence Analysis and Acuitas Lighthouse™ bioinformatics platform, to detect, type, track and trend antibiotic resistant organisms in real-time.  Learn more at www.opgen.com and follow OpGen on Twitter and LinkedIn.

Forward-Looking Statements

This press release includes statements relating to the company's Acuitas MDRO, Acuitas Lighthouse and QuickFISH products and services, and commercialization plans for these products and services. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the rate of adoption of our products and services by hospitals and other health care providers, the success of our commercialization efforts, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

OpGen
Michael Farmer
Director, Marketing
(240) 813-1284
mfarmer@opgen.com
InvestorRelations@opgen.com

Investor Relations
LHA
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com
Bruce Voss
(310) 691-7100
bvoss@lhai.com
(Tables follow)

OpGen, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$3,967,957	$7,814,220
Accounts receivable, net	641,575	678,646
Inventory, net	924,345	826,012
Prepaid expenses and other current assets	456,008	566,239
Total current assets	5,989,885	9,885,117

Property and equipment, net	996,564	1,074,710
Goodwill	600,814	637,528
Intangible assets, net	1,821,860	1,888,814
Other noncurrent assets	270,503	270,327
Total assets	$9,679,626	$13,756,496

Liabilities, Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable	$2,205,538	$2,285,792
Accrued compensation and benefits	1,260,839	1,081,270
Accrued liabilities	930,941	920,286
Deferred revenue	51,794	50,925
Current maturities of long-term capital lease obligation	242,459	251,800
Total current liabilities	4,691,571	4,590,073

Deferred rent	461,552	352,985
Long-term capital lease obligation and other noncurrent liabilities	277,190	328,642
Notes payable	994,792	993,750
Total liabilities	6,425,105	6,265,450

Stockholders' equity
Common stock, $.01 par value; 200,000,000 shares authorized; 12,576,306 and 12,547,644 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	125,763	125,477
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued at March 31, 2016 and December 31, 2015	-	-
Additional paid-in capital	121,761,475	121,490,994
Accumulated other comprehensive loss	(2,171)	(1,059)
Accumulated deficit	(118,630,546)	(114,124,366)
Total stockholders’ equity	3,254,521	7,491,046

Total liabilities and stockholders’ equity	$9,679,626	$13,756,496

OpGen, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)

	Three Months Ended March 31,
	2016	2015

Revenue
Product sales	$947,219	$184,179
Laboratory services	129,420	35,241
Collaboration revenue	-	252,780
Total revenue	1,076,639	472,200

Operating expenses
Cost of products sold	345,967	115,389
Cost of services	315,709	95,430
Research and development	1,953,429	1,108,602
General and administrative	1,538,046	659,392
Sales and marketing	1,399,435	1,024,029
Total operating expenses	5,552,586	3,002,842
Operating loss	(4,475,947)	(2,530,642)

Other income (expense)
Interest and other income	173	35
Interest expense	(41,734)	(96,397)
Foreign currency transaction gains (losses)	11,328	-
Change in fair value of derivative financial instruments	-	31,831
Total other income (expense)	(30,233)	(64,531)
Net loss	(4,506,180)	(2,595,173)

Preferred stock dividends	-	(171,741)
Net loss available to common stockholders	$(4,506,180)	$(2,766,914)

Net loss per common share - basic and diluted	$(0.36)	$(5.61)
Weighted average shares outstanding - basic and diluted	12,568,941	493,463

Net loss	$(4,506,180)	$(2,595,173)
Other comprehensive loss - foreign currency translation	(1,112)	-
Comprehensive loss	$(4,507,292)	$(2,595,173)

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